Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: June 3, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS MAY 2021 NET SALES AND ANNOUNCES THE PLANNED RETIREMENT OF SENIOR VICE PRESIDENT OF MEN’S MERCHANDISING

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that total net sales for the 4-week fiscal month ended May 29, 2021 increased 75.4 percent to $89.7 million from net sales of $51.2 million for the prior year 4-week fiscal month ended May 30, 2020. Compared to the same 4-week period in fiscal 2019, net sales increased 45.9 percent from net sales of $61.5 million for the 4-week fiscal month ended June 1, 2019.

Net sales for the 17-week fiscal period ended May 29, 2021 increased 133.4 percent to $388.9 million from net sales of $166.6 million for the prior year 17-week fiscal period ended May 30, 2020. Compared to the same 17-week period in fiscal 2019, net sales increased 48.0 percent from net sales of $262.8 million for the 17-week fiscal period ended June 1, 2019.

Net sales for fiscal 2020 were significantly impacted by the Company’s closure of all brick and mortar stores due to the COVID-19 pandemic beginning March 18, 2020. As a result of the impact of the store closures on prior year reported net sales, the Company will report total net sales each month compared to the past two years and does not plan to separately report comparable store sales for the months most affected by the store closures. The Company plans to resume its regular monthly reporting with its August results.

The Company also announced today that Robert M. Carlberg, Senior Vice President of Men’s Merchandising, will retire from his position with the Company at the end of the current fiscal year. Mr. Carlberg joined the Company as a salesperson in October 1983 and served as a store manager and as an area and district leader before joining the merchandising team full-time in January 2001. He was appointed Vice President of Men’s Merchandising in December 2006 and Senior Vice President of Men’s Merchandising in March 2014. Dennis H. Nelson, President and Chief Executive Officer, commented “I would like to thank Bob for his 37 years of dedicated service to Buckle and for the passion and energy he brought to building such a strong men’s merchandising team and continually growing our men’s business.”

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states, which includes the closing of one store in fiscal May. The Company operated 444 stores in 42 states as of June 3, 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
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